EXHIBIT 99.1

Remark Holdings Announces Fiscal Third Quarter 2022
Financial Results

Third Quarter Revenue increased 130% to $2.8 Million

LAS VEGAS, NV - November 14, 2022 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital video analytics, today announced its financial results for the fiscal third quarter ended September 30, 2022. For complete details of the condensed consolidated financial statements and accompanying management’s discussion and analysis for the three and nine months ended September 30, 2022, please see Remark’s filings with the SEC (www.sec.gov).
Management Commentary
“In the third quarter, we secured strategic partnerships with global video analytics market leaders like Genetec and Axis to increase the speed of deployment of our award-winning artificial intelligence solutions to a new range of customers. This will build upon the solid foundation which we believe will put us in the best position for success in the coming quarters. Additionally, with President Biden’s $3 trillion infrastructure bill, we believe this will provide a once-in-a-lifetime opportunity to significantly increase our market share by leveraging our critical position as a provider of solutions addressing public safety and security that the nation needs,” noted Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Finally, winning our first contract with a major top-ten sports and entertainment arena having more than 2.5 million annual visitors is a strong indicator of what is ahead of us not just in the US, but globally.”
Third Quarter 2022 Business Highlights
•The company, with its AI-powered Smart Safety Platform (“SSP”) and related Smart Sentry units, has been selected by Genetec, Axis, and other market-leading providers in the video management software industry as strategic partners. RemarkAI’s SSP will be offered to their customers through Genetec’s Security Center platform and to customers of the other providers in a similar manner.

•Remark AI SSP won the contract to provide its solutions to one of the top ten US sports and entertainment arenas with over 2.5 million annual visitors. Solutions included are intrusion detection, people counting, behavioral analysis, detection of loitering, suspicious object detection, fire and smoke detection, intelligent investigation, and trespassing detection.

•Remark AI’s Smart Campus solutions were deployed at more than 70 campuses in China, bringing total installations to more than 530 campuses and now cover in excess of over 1 million students. In addition, Remark’s AI student evaluation system was recently launched and will sell on top of its current safety products.

•The company, having completed an initial 60-site installation project of its Smart Construction solution in the prior quarter, completed an additional 19 installations at construction sites during the third quarter of 2022, bringing the total installations to 86 sites and continuing to work towards completion of a second 60-site project. Each initial construction project generates $100,000 in revenue and is expected to grow as China opens up.

•Remark’s deployment of its systems in China Mobile’s retail locations and various banks remains halted as China continues to implement its strict zero-COVID policies. With the conclusion of China’s 20th National Congress, we are optimistic that these policies will finally loosen.
Third Quarter 2022 Financial Results
•Revenue for the third quarter of 2022 totaled $2.8 million, reflecting a 130% increase from $1.2 million during the fiscal third quarter of 2021.

◦Revenue contributed by Remark’s U.S. businesses decreased to $0.1 million in the third quarter of 2022, compared to $0.4 million in the same period of 2021, primarily due to a $0.2 million decrease from advertising business related to the company’s daily fantasy sports project in the prior-year third quarter which did not repeat in the current year.

◦Revenue from China grew by 227% to $2.7 million, with construction project completions contributing about $1.9 million of the total and the remaining amount primarily due to the completion of Smart Campus deployments in various school districts.

•Gross profit of $0.4 million remained essentially unchanged in the third quarter of 2022 compared to the prior year’s third quarter, though such an amount represented a gross profit percentage of 12.6% in the third quarter of 2022 compared to 30.8% in the same period of 2021.

•The company’s operating loss of $6.7 million in the third quarter of 2022 showed only a de minimis increase from the operating loss in the comparable quarter of 2021. The increase in revenue was offset by changes in several operating expense categories.

•Net loss totaled $8.9 million, or $0.08 per diluted share, in the third quarter ended September 30, 2022, compared to a net income of $72.7 million, or $0.72 per diluted share, in the third quarter ended September 30, 2021. The prior-year third quarter included a $78.9 million gain on the revaluation of the company's investment in the common stock of Sharecare, Inc., and the value of the asset declined significantly since the prior-year third quarter due to macroeconomic and stock market conditions.

•On September 30, 2022, the cash balance totaled $0.4 million, compared to a cash balance of $14.2 million on December 31, 2021. Net cash used in operating activities was $13.6 million during the nine months that ended September 30, 2022.

•In response to a notice received on July 2, 2022, from the company’s senior lenders, Remark delivered, on July 11, 2022, its remaining 6,250,000 shares of Sharecare, Inc. to its senior lenders, which reduced the outstanding principal amount on its senior secured loans by approximately $9.7 million. As a result, the company no longer owns any equity interests in Sharecare, Inc.
Conference Call Information
Management will hold a conference call this afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Toll-Free Number: 1-888-394-8218
International Number: 1-323-701-0225

Conference ID: 7679745
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1580141&tp_key=5ff711d41b
Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through Saturday, Nov 19, 2022, at 11:59 p.m. Eastern time.
Toll-Free Replay Number: 1-844-512-2921
International Replay Number: 1-412-317-6671
Replay PIN: 7679745

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that help organizations monitor, understand, and act on threats in real-time. Remark consists of an international team of sector-experienced professionals that have created award-winning video analytics. The company’s GDPR-compliant and CCPA-compliant solutions focus on market sectors including retail, federal and state governmental entities, public safety, hospitality, and transportation. Remark maintains its headquarters in Las Vegas, Nevada, with an additional North American office in New York and New York and international offices in London, England, and Chengdu, China.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30, 2022	December 31, 2021
	(Unaudited)
Assets
Cash	$376	$14,187
Trade accounts receivable, net	5,753	10,267
Inventory, net	1,545	1,346
Investment in marketable securities	—	42,349
Deferred cost of revenue	5,630	589
Prepaid expense and other current assets	1,550	5,774
Total current assets	14,854	74,512
Property and equipment, net	1,404	357
Operating lease assets	118	194
Other long-term assets	312	440
Total assets	$16,688	$75,503
Liabilities
Accounts payable	$9,202	$10,094
Advances from related parties	870	—
Accrued expense and other current liabilities	6,570	5,963
Contract liability	293	576
Notes payable, net of unamortized discount and debt issuance cost of $2,189 at December 31, 2021	14,418	27,811
Total current liabilities	31,353	44,444
Operating lease liabilities, long-term	25	25
Total liabilities	31,378	44,469

Commitments and contingencies

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 106,407,769 and 105,157,769 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	106	105
Additional paid-in-capital	366,263	364,239
Accumulated other comprehensive loss	(1,137)	(270)
Accumulated deficit	(379,922)	(333,040)
Total stockholders’ equity (deficit)	(14,690)	31,034
Total liabilities and stockholders’ equity (deficit)	$16,688	$75,503

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue, including amounts from China Business Partner	$2,812	$1,234	$10,037	$9,656
Cost and expense
Cost of revenue (excluding depreciation and amortization)	2,459	854	8,576	5,858
Sales and marketing	270	882	606	2,281
Technology and development	41	635	1,004	3,490
General and administrative	6,726	5,493	14,598	10,672
Depreciation and amortization	43	35	121	150
Total cost and expense	9,539	7,899	24,905	22,451
Operating loss	(6,727)	(6,665)	(14,868)	(12,795)
Other income (expense)
Interest expense	(1,365)	(438)	(5,325)	(1,053)
Change in fair value of warrant liability	—	411	—	123
Gain (loss) on investment	(348)	78,917	(26,356)	78,917
Loss on transfer of assets	—	—	—	—
Gain on debt extinguishment	—	425	—	425
Other gain (loss), net	(493)	96	(342)	116
Total other income (expense), net	(2,206)	79,411	(32,023)	78,528
Loss before income taxes	(8,933)	72,746	(46,891)	65,733
Provision for income taxes	9	—	9	(9)
Net income (loss)	$(8,924)	$72,746	$(46,882)	$65,724
Other comprehensive income
Foreign currency translation adjustments	(445)	(9)	(867)	46
Comprehensive income (loss)	$(9,369)	$72,737	$(47,749)	$65,770

Weighted-average shares outstanding, basic	105,290,553	100,140,650	105,290,553	100,087,288
Weighted-average shares outstanding, diluted	105,290,553	100,379,533	105,290,553	100,409,650

Net income (loss) per share, basic	$(0.08)	$0.73	$(0.45)	$0.66
Net income (loss) per share, diluted	$(0.08)	$0.72	$(0.45)	$0.65